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                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of January 5, 1996, between BE AEROSPACE, INC., a Delaware corporation (the "Company"), and United States Trust Company of New York, a New York banking corporation (the "Trustee").

                                  WITNESSETH:

     WHEREAS, in accordance with Section 902 of the Indenture relating to the 9 3/4% Senior Notes due 2003 of the Company, dated as of March 3, 1993, between the Company and the Trustee (the "Indenture"), (a) the Trustee, the Company and the Holders (as defined in the Indenture) of a majority in principal amount of the Outstanding Securities (as defined in the Indenture) as of the date hereof have agreed to amend certain terms related to the definition of Permitted Indebtedness (as defined in the Indenture) contained in Section 101 of the Indenture and the Limitation on Indebtedness covenant contained in Section 1010 of the Indenture (the "Indebtedness Covenant") and (b) the Trustee and the Holders of a majority in principal amount of the Outstanding Securities as of the date hereof have agreed to waive the application of certain provisions of the Indebtedness Covenant.

     WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms have been done.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     SECTION 1.1.  Certain Terms Defined in the Indenture.  All capitalized
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terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

     SECTION 1.2.  Amendments of Section 101.  (a)  Section 101 of the Indenture
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is amended by adding the following definitions in appropriate alphabetical order:

               "'Agent Bank' means The Chase Manhattan Bank, N.A., as agent under the Bank Credit Agreement, and any future agent under the Bank Credit Agreement."

               "'Bank Credit Agreement' means the Amended and Restated Credit Agreement dated as of May 18, 1994 among the Company, the Banks and the Agent Bank, as in effect on the First Supplemental Date and as such Agreement may be amended, restated, supplemented, replaced, substituted or otherwise modified from time to time."
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               "'Banks' means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement."

               "'First Supplemental Date' means January 5, 1996."

          (b) The definition of "Permitted Indebtedness," located in Section 101 of the Indenture, is amended in full to read as follows:

               "'Permitted Indebtedness' means any of the following:

          (i) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the sum of 80% of the aggregate amount of Eligible Receivables and 50% of the aggregate amount of Eligible Inventory, measured as of the end of the most recent fiscal quarter preceding the time such Indebtedness is incurred;

          (ii)  Indebtedness of the Company under the Securities;

          (iii) Indebtedness of the Company outstanding on the date of this Indenture (other than Indebtedness incurred pursuant to clause
                (i) of this definition);

          (iv) obligations of the Company pursuant to interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

          (v) Indebtedness of the Company to any wholly owned Restricted Subsidiaries;

          (vi) Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a
                "refinancing") by the Company of any Indebtedness of the Company
                incurred pursuant to clauses (ii) and (iii) of this definition, including any successive refinancings by the Company, so long as
                (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such
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               Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Securities at least
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               to the same extent as the Indebtedness being refinanced and (C)
               such new Indebtedness has an Average Life longer than the Average Life of the Securities and a final Stated Maturity later than the final Stated Maturity of the Securities; and

       (viii) Indebtedness in an aggregate principal amount not in excess of $30 million at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof."

       SECTION 1.3.  Amendment of Section 1010.  Section 1010(a) of the
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Indenture is amended  by adding, immediately after the phrase "as if such acquisition or disposition occurred at the beginning of such four-quarter period" in subsection (iii) thereof, the following:

       "reflecting, in the case of such an acquisition, any amount
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       attributable to any operating expense that will be eliminated or cost reduction that will be realized (in each case, net of any operating expense or other cost increase) in connection with such acquisition, as determined in good faith by the chief financial officer of the Company in accordance with GAAP and the rules, regulations and guidelines of the Commission, as if such elimination of operating expense or the realization of such cost reductions were achieved at the beginning of such four-quarter period".

       SECTION 1.4.  Waiver Relating to Section 1010.  The Trustee and the
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Holders of a majority in principal amount of the Outstanding Securities as of the date hereof hereby waive, solely to permit the issuance by the Company of its Senior Subordinated Notes due 2006 in an aggregate principal amount not to exceed $75,000,000, the requirements of Section 1010(a) of the Indenture related to limitations on Indebtedness.
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                                       4

       SECTION 2.  Conditions of Effectiveness.  This Supplemental Indenture
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shall become effective when, and only when, all of the following conditions shall have been satisfied:

       (a) the Trustee shall have received the written consent of the Holders of a majority in principal amount of the Outstanding Securities to the execution of this Supplemental Indenture (the "Required Consents");

       (b) duly executed counterparts hereof shall have been signed by the Trustee and the Company; and

       (c) the Company shall have acquired all of the outstanding capital stock of Burns Aerospace Corporation, a Delaware corporation.

The receipt by the Trustee of the Required Consents shall not obligate the Company to execute this Supplemental Indenture.

       SECTION 3.  Payment upon Effectiveness.  Upon effectiveness of this
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Supplemental Indenture, the Company shall pay to the Trustee for the account of
Holders (other than the Company or any Affiliate of the Company) as of the Expiration Date (as defined in the Company's Consent Solicitation Statement dated December 15, 1995) who, on or prior to the Expiration Date, shall have consented to the adoption of this Supplemental Indenture and shall not have subsequently withdrawn such consent ("Consenting Holders"), a fee equal to 2% of the principal amount of the Securities for which consents have been received and not subsequently withdrawn on or prior to the Expiration Date. As soon as practicable after the effectiveness of this Supplemental Indenture, the Trustee shall pay to each Consenting Holder (other than the Company or any Affiliate of the Company) a fee equal to 2% of the principal amount of the Securities of such Consenting Holder for which consents have been validly received and not subsequently withdrawn.

       SECTION 4.  Governing Law.  This Supplemental Indenture shall be governed
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by the laws of the State of New York.

       SECTION 5.  Counterparts.  This Supplemental Indenture may be signed in
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any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

       SECTION 6.  Severability.  In case any provision in this Supplemental
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Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
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       SECTION 7.  Ratification.  Except as expressly amended hereby, each
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provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.


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                                       6

       IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.


                                    BE AEROSPACE, INC.


                                    By:
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                                       Title:

Attest:
       ----------------------------
       Title:


                                    UNITED STATES TRUST COMPANY
                                       OF NEW YORK


                                    By:
                                       ----------------------------------
                                       Title:

Attest:
       ----------------------------
       Title: